Exhibit 10.65

AMENDED AND RESTATED PROMISSORY NOTE

U.S. $20,900,000.00	November 7, 2007

FOR VALUE RECEIVED, and at the times hereinafter specified, KBS ADP PLAZA, LLC, a Delaware limited liability company (“Maker”), whose address is c/o KBS Capital Advisors LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660, hereby promises to pay to the order of AMERICAN GENERAL LIFE INSURANCE COMPANY, a Texas corporation (hereinafter referred to, together with each subsequent holder hereof, as “Holder”), at c/o AIG Global Investment Corp., 1 SunAmerica Center, 38th Floor, Century City, Los Angeles, California 90067-6022, or at such other address as may be designated from time to time hereafter by any Holder, the principal sum of TWENTY MILLION NINE HUNDRED THOUSAND AND NO/100THS DOLLARS ($20,900,000.00), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

RECITALS

A. On or about September 13, 2007, Holder made a loan to Maker and KBS Industrial Portfolio, LLC, a Delaware limited liability company (“Other Maker”), in the original principal amount of $20,900,000.00 (the “Loan”). The Loan is evidenced by a Promissory Note dated as of September 13, 2007 (the “Original Note”) executed by Maker and Other Maker for the benefit of Holder in the original principal amount of the Loan.

B. The Loan is secured by (i) a Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents of even date with the Original Note executed by Other Maker for the benefit of Holder, encumbering certain real property and improvements thereon located in Cobb County, Georgia (the “Georgia Property”) and as more particularly described therein (the “Deed to Secure Debt”), (ii) a Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents of even date with the Original Note executed by Other Maker for the benefit of Holder, encumbering certain real property and improvements thereon located in Hennepin County, Minnesota (the “Minnesota Property”) and as more particularly described therein (the “Mortgage”), and (iii) a Deed of Trust, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents of even date with the Original Note executed by Other Maker for the benefit of Holder, encumbering certain real property and improvements thereon located in Tarrant County, Texas (the “Texas Property”) and as more particularly described therein (collectively with the Deed to Secure Debt and the Mortgage, the “Original Lien Instruments”). The Original Note, the Original Lien Instruments and all of the other documents evidencing, securing and/or executed in connection with the Loan are collectively referred to herein as the “Original Loan Documents.”

C. Pursuant to the Collateral Substitution Agreement dated as of September 13, 2007 among Maker, Other Maker and Holder, contemporaneously with the execution and delivery of this Amended and Restated Promissory Note (this “Note”), (i) Holder is releasing the Georgia Property, the Minnesota Property and the Texas Property from the lien of the Original Lien Instruments, (ii) Holder is releasing Other Maker from all of Other Maker’s liability under the Original Loan Documents (except for Other Maker’s liability under the environmental indemnity provisions contained in the Original Lien Instruments) pursuant to the terms of a Release Agreement of even date herewith among Maker, Other Maker, KBS REIT Properties, LLC, a Delaware limited liability company, and Holder, and (iii) Maker is executing the Deed of Trust (as defined in Section 11 below) and pledging the Property (as defined in Section 11 below) as security for the Loan. The releases of liens, release from liability and pledge of the Property described above are collectively hereinafter referred to as the “Substitution.”

D. This Note shall be effective as of the closing date of the Substitution, and upon such closing, (i) this Note shall amend, modify and restate in its entirety (but shall not constitute a novation of), the Original Note, and (ii) the conditions contained in this Note shall supersede and control the terms, covenants, agreements, rights, obligations and conditions contained in the Original Note.

AGREEMENT

By its execution and delivery of this Note, Maker covenants and agrees as follows:

1. Interest Rate and Payments.

(a) The balance of principal outstanding from time to time under this Note shall bear interest at the fixed rate of five and fifty-six one hundredths percent (5.56%) per annum (the “Original Interest Rate”), based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each; however, interest for partial months shall be calculated by multiplying the principal balance of this Note by the applicable interest rate (i.e., the Original Interest Rate or the New Rate (hereinafter defined)), dividing the product by three hundred sixty (360), and multiplying that result by the actual number of days elapsed.

(b) Interest only was paid on the date the Loan was funded by Holder (the “Funding Date”), in advance, for the period from and including the Funding Date through and including September 30, 2007 (the “Stub Interest Period”). Interest that was due on November 1, 2007 under the Original Note has been paid, in arrears, in the amount of $96,836.67.

(c) Commencing on December 1, 2007, and on the first day of each month thereafter through and including September 1, 2013, payments of interest only shall be payable, in arrears, in the amount of $96,836.67 each.

(d) The entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable in full on October 1, 2013 (the “Original Maturity Date”).

2. Holder’s Extension Option; Net Operating Income. Subject to the provisions of Section 30 hereof:

(a) If Maker shall fail to pay the outstanding principal balance of this Note and all accrued interest and other charges due hereon at the Original Maturity Date, Holder shall have the right, at Holder’s sole option and discretion, to extend the term of the Loan for an additional period of five (5) years (the “Extension Term”). If Holder elects to extend the term of the Loan, Maker shall pay all fees of Holder incurred in connection with such extension, including, but not limited to, attorneys’ fees and title insurance premiums. Maker shall execute all documents reasonably requested by Holder to evidence and secure the Loan, as extended, and shall obtain and provide to Holder any title insurance policy or endorsement requested by Holder.

(b) Should Holder elect to extend the term of the Loan as provided above, Holder shall (i) reset the interest rate borne by the then-existing principal balance of the Loan to a rate per annum (the “New Rate”) equal to the greater of (A) the Original Interest Rate, or (B) Holder’s (or comparable lenders’, if Holder is no longer making such loans) then-prevailing interest rate for five (5) year loans secured by properties similar to the Property (hereinafter defined), as determined by Holder in its sole discretion; (ii) re-amortize the then-existing principal balance of the Loan over a thirty (30) year amortization period (the “New Amortization Period”); (iii) have the right to require Maker to enter into modifications of the non-economic terms of the Loan Documents as Holder may request (the “Non-Economic Modifications”); and (iv) notwithstanding any provision set forth in the Loan Documents to the contrary, have the right to require Maker to make monthly payments into escrow for insurance premiums and real property taxes, assessments and similar governmental charges. Hence, monthly principal and interest payments during the Extension Term shall be based upon the New Rate, and calculated to fully amortize the outstanding principal balance of the Loan over the New Amortization Period.

(c) If Holder elects to extend the term of the Loan, Holder shall advise Maker of the New Rate within fifteen (15) days following the Original Maturity Date.

(d) In addition to the required monthly payments of principal and interest set forth above, commencing on the first day of the second month following the Original Maturity Date and continuing on the first day of each month thereafter during the Extension Term (each an “Additional Payment Date”), Maker shall make monthly payments to Holder in an amount equal to all Net Operating Income (hereinafter defined) attributable to the Property for the calendar month ending on the last day of the month that is two months preceding each such Additional Payment Date. For example, assuming the Original Maturity Date is January 1, then Net Operating Income for the period from January 1 through January 31 shall be payable to Holder on March 1; Net Operating Income for the period from February 1 through February 28 shall be payable to Holder on April 1, and so on.

(e) Holder shall deposit all such Net Operating Income received from Maker into an account or accounts maintained at a financial institution chosen by Holder or its servicer in its sole discretion (the “Deposit Account”) and all such funds shall be invested in a manner acceptable to Holder in its sole discretion. All interest, dividends and earnings credited to the Deposit Account shall be held and applied in accordance with the terms hereof.

(f) On the third Additional Payment Date and on each third Additional Payment Date thereafter, Holder shall apply all Excess Funds (hereinafter defined), if any, to prepayment of amounts due under this Note, without premium or penalty.

(g) As security for the repayment of the Loan and the performance of all other obligations of Maker under the Loan Documents, Maker hereby assigns, pledges, conveys, delivers, transfers and grants to Holder a first priority security interest in and to: all Maker’s right, title and interest in and to the Deposit Account; all rights to payment from the Deposit Account and the money deposited therein or credited thereto (whether then due or in the future due and whether then or in the future on deposit); all interest thereon; any certificates, instruments and securities, if any, representing the Deposit Account; all claims, demands, general intangibles, choses in action and other rights or interests of Maker in respect of the Deposit Account; any monies then or at any time thereafter deposited therein; any increases, renewals, extensions, substitutions and replacements thereof; and all proceeds of the foregoing.

(h) From time to time, but not more frequently than monthly, Maker may request a disbursement (a “Disbursement”) from the Deposit Account for capital expenses, tenant improvement expenses, leasing commissions and special contingency expenses. Holder may consent to or deny any such Disbursement in its sole discretion.

(i) Upon the occurrence of any Event of Default (hereinafter defined) (i) Maker shall not be entitled to any further Disbursement from the Deposit Account; and (ii) Holder shall be entitled to take immediate possession and control of the Deposit Account (and all funds contained therein) and to pursue all of its rights and remedies available to Holder under the Loan Documents, at law and in equity.

(j) All of the terms and conditions of the Loan shall apply during the Extension Term, except as expressly set forth above, and except that no further extensions of the Loan shall be permitted.

(k) For the purposes of the foregoing:

(i) “Excess Funds” shall mean, on any Additional Payment Date, the amount of funds then existing in the Deposit Account (including any Net Operating Income due on the applicable Additional Payment Date), less an amount equal to the sum of three regularly scheduled payments of principal and interest due on this Note;

(ii) “Net Operating Income” shall mean, for any particular period of time, Gross Revenue for the relevant period, less Operating Expenses for the relevant period; provided, however, that if such amount is equal to or less than zero (0), Net Operating Income shall equal zero (0);

(iii) “Gross Revenue” shall mean all payments and other revenues (exclusive, however, of any payments attributable to sales taxes) received by or on behalf of Maker from all sources related to the ownership or operation of the Property, including, but not limited to, rents, room charges, parking fees, interest, security deposits (unless required to be held in a segregated account), business interruption insurance proceeds, operating expense pass-through revenues and common area maintenance charges, for the relevant period for which the calculation of Gross Revenue is being made; and

(iv) “Operating Expenses” shall mean the sum of all ordinary and necessary operating expenses actually paid by Maker in connection with the operation of the Property during the relevant period for which the calculation of Operating Expenses is being made, including, but not limited to, (a) payments made by Maker for taxes and insurance required under the Loan Documents, and (b) monthly debt service payments as required under this Note.

3. Budgets During Extension Term. Subject to the provisions of Section 30 hereof:

(a) Within fifteen (15) days following the Original Maturity Date and on or before December 1 of each subsequent calendar year, Maker shall deliver to Holder a proposed revenue and expense budget for the Property for the remainder of the calendar year in which the Original Maturity Date occurs or the immediately succeeding calendar year (as applicable). Such budget shall set forth Maker’s projection of Gross Revenue and Operating Expenses for the applicable calendar year, which shall be subject to Holder’s reasonable approval. Once a proposed budget has been reviewed and approved by Holder, and Maker has made all revisions requested by Holder, if any, the revised budget shall be delivered to Holder and shall thereafter become the budget for the Property hereunder (the “Budget”) for the applicable calendar year. If Maker and Holder are unable to agree upon a Budget for any calendar year, the budgeted Operating Expenses (excluding extraordinary items) provided in the Budget for the Property for the preceding calendar year shall be considered the Budget for the Property for the subject calendar year until Maker and Holder agree upon a new Budget for such calendar year.

(b) During the Extension Term, Maker shall operate the Property in accordance with the Budget for the applicable calendar year, and the total of expenditures relating to the Property exceeding one hundred and five percent (105%) of the aggregate of such expenses set forth in the Budget for the applicable time period shall not be treated as Operating Expenses for the purposes of calculating “Net Operating Income,” without the prior written consent of Holder except for emergency expenditures which, in the Maker’s good faith judgment, are reasonably necessary to protect, or avoid immediate danger to, life or property.

4. Reports During Extension Term. Subject to the provisions of Section 30 hereof:

(a) During the Extension Term, Maker shall deliver to Holder all financial statements reasonably required by Holder to calculate Net Operating Income, including, without limitation, a monthly statement to be delivered to Holder concurrently with Maker’s payment of Net Operating Income that sets forth the amount of Net Operating Income accompanying such statement and Maker’s calculation of Net Operating Income for the relevant calendar month. Such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects.

(b) In addition, on or before February 1 of each calendar year during the Extension Term, Maker shall submit to Holder an annual income and expense statement for the Property which shall include the calculation of Gross Revenue, Operating Expenses and Net Operating Income for the preceding calendar year and shall be accompanied by Maker’s reconciliation of any difference between the actual aggregate amount of the Net Operating Income for such calendar year and the aggregate amount of Net Operating Income for such calendar year actually remitted to Holder. All such statements shall be certified by an executive officer of Maker or Maker’s manager, managing member or general partner (as applicable) as having been prepared in accordance with the terms hereof and to be true, accurate and complete in all material respects. If any such annual financial statement discloses any inconsistency between the calculation of Net Operating Income and the amount of Net Operating Income actually remitted to Holder, Maker shall immediately remit to Holder the amount of any underpayment of Net Operating Income for such calendar year or, in the event of an overpayment by Maker, such amount may be withheld from any subsequent payment of Net Operating Income required hereunder.

(c) Holder may notify Maker within ninety (90) days after receipt of any statement or report required hereunder that Holder disputes any computation or item contained in any portion of such statement or report. If Holder so notifies Maker, Holder and Maker shall meet in good faith within twenty (20) days after Holder’s notice to Maker to resolve such disputed items. If, despite such good faith efforts, the parties are unable to resolve the dispute at such meeting or within ten (10) days thereafter, the items shall be resolved by an independent certified public accountant designated by Holder within fifteen (15) days after such ten (10) day period. The determination of such accountant shall be final. All fees of such accountant shall be paid by Maker. Maker shall remit to Holder any additional amount of Net Operating Income found to be due for such periods within ten (10) days after the resolution of such dispute by the parties or the accountant’s determination, as applicable. The amount of any overpayment found to have been made for such periods may be withheld from any required future remittance of Net Operating Income.

(d) Maker shall at all times keep and maintain full and accurate books of account and records adequate to reflect correctly all items required in order to calculate Net Operating Income.

5. Prepayment.

(a) Maker shall have no right to prepay all or any part of this Note before the date that is twelve (12) calendar months from and after the first day immediately following the Stub Interest Period (the “Lockout Expiration Date”).

(b) At any time on or after the Lockout Expiration Date, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest hereon as of the date of prepayment, provided that (i) Maker gives not less than thirty (30) days’ prior written notice to Holder of Maker’s election to prepay this Note, and (ii) Maker pays a prepayment premium to Holder equal to the greater of (A) one percent (1%) of the outstanding principal amount of this Note or (B) the Present Value of this Note (hereinafter defined), less the amount of principal being prepaid, calculated as of the prepayment date.

(c) Holder shall notify Maker of the amount and basis of determination of the prepayment premium. Holder shall not be obligated to accept any prepayment of the principal balance of this Note unless such prepayment is accompanied by the applicable prepayment premium and all accrued interest and other sums due under this Note.

(d) Except as expressly provided in this Note, in no event shall Maker be permitted to make any partial prepayments of this Note.

(e) If Holder accelerates this Note for any reason, then in addition to Maker’s obligation to pay the then outstanding principal balance of this Note and all accrued but unpaid interest thereon, Maker shall pay an additional amount equal to the prepayment premium that would be due to Holder if Maker were voluntarily prepaying this Note at the time that such acceleration occurred, or if under the terms hereof no voluntary prepayment would be permissible on the date of such acceleration, Maker shall pay a prepayment premium calculated as set forth in the Deed of Trust (hereinafter defined).

(f) For the purposes of the foregoing:

(i) The “Present Value of this Note” with respect to any prepayment of this Note, as of any date, shall be determined by discounting all scheduled payments of principal and interest remaining to maturity of this Note, attributed to the amount being prepaid, at the Discount Rate. If prepayment occurs on a date other than a regularly scheduled payment date, the actual number of days remaining from the prepayment date to the next regularly scheduled payment date will be used to discount within such period;

(ii) The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate plus fifty (50) basis points, when compounded semi-annually;

(iii) The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of this Note, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by Holder on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. In the event Release H.15 is no longer published, Holder shall select a comparable publication to determine the Treasury Rate.

(g) Holder shall not be obligated actually to reinvest the amount prepaid in any treasury obligations as a condition precedent to receiving any prepayment premium.

(h) Notwithstanding the foregoing or anything stated to the contrary in this Note, (i) at any time during the Extension Term, Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon, (ii) no prepayment premium shall be due in connection with the application of any insurance proceeds or condemnation awards to the principal balance of this Note, as provided in the Deed of Trust, and (iii) Maker shall have the right to prepay the full principal amount of this Note and all accrued but unpaid interest thereon as of the date of prepayment, without prepayment premium thereon at any time during the sixty (60) days prior to the Original Maturity Date.

6. Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the State of Oregon (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day.

7. Default Rate.

(a) The entire balance of principal, interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at a per annum rate equal to five percent (5%) over the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first business day of each month (the “Default Rate”); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law. In the event The Wall Street Journal is no longer published or no longer publishes such prime rate, Holder shall select a comparable reference.

(b) If any payment under this Note is not made when due, interest shall accrue at the Default Rate from the date such payment was due until payment is actually made.

8. Late Charges. In addition to interest as set forth herein, Maker shall pay to Holder a late charge equal to four percent (4%) of any amounts due under this Note in the event any such amount is not paid when due; provided, however, that Maker shall be permitted to make one (1) payment due under this Note within five (5) days following its due date in any consecutive twelve (12) month period, without incurring a late charge. Such late charges shall only apply to the monthly payments due under this Note, and not to the amount due at maturity or upon acceleration.

9. Application of Payments. All payments hereunder shall be applied first to the payment of late charges, if any, then to the payment of prepayment premiums, if any, then to the repayment of any sums advanced by Holder for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal.

10. Immediately Available Funds. Payments under this Note shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Maker for such purpose.

11. Security. This Note is secured by a Deed of Trust, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents of even date herewith granted by Maker for the benefit of the named Holder hereof (the “Deed of Trust”) encumbering certain real property and improvements thereon located in Multnomah County, Oregon, and as more particularly described in such Deed of Trust (the “Property”).

12. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Deed of Trust.

13. Event of Default. Each of the following events will constitute an event of default (an “Event of Default”) under this Note and under the Deed of Trust and each other Loan Document, and any Event of Default under any Loan Document shall constitute an Event of Default hereunder and under each of the other Loan Documents:

(a) any failure to pay when due any sum hereunder within five (5) days after the date such payment becomes due;

(b) any failure of Maker to properly perform any obligation contained herein or in any of the other Loan Documents (other than the obligation to make under this Note, or in any of the other Loan Documents, interest payments, scheduled payments, late charges or payments of other amounts which by their express terms require immediate payments without any grace period) and the continuance of such failure for a period of thirty (30) days following written notice thereof from Holder to Maker; provided, however, that if such failure is not curable within such thirty (30) day period, then, so long as Maker commences to cure such failure within such thirty (30) day period and is continually and diligently attempting to cure to completion, such failure shall not constitute an Event of Default; or

(c) subject to the provisions of Section 30 hereof, if, at any time during the Extension Term, Gross Revenue for any calendar month shall be less than ninety-three percent (93%) of the amount of projected Gross Revenue for such month set forth in the applicable Budget.

14. Acceleration. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Holder, become at once due and payable without notice or demand. Upon the occurrence of an Event of Default described in Section 13(c) hereof, Holder shall have the option, in its sole discretion, to either (a) exercise any remedies available to it under the Loan Documents, at law or in equity, or (b) require Maker to submit a new proposed budget for Holder’s approval. If Holder agrees to accept such new proposed budget, then such budget shall become the Budget for all purposes hereunder.

15. Conditions Precedent. Maker hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the legal, valid and binding obligation of Maker, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.

16. Certain Waivers and Consents. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices (other than notices expressly provided for under the Loan Documents) of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Holder to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all costs and expenses, including reasonable attorneys’ fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note, whether or not suit or action is filed, and if suit or action is filed, such attorneys’ fees shall be as fixed by the trial court or appellate court in the event of an appeal.

17. Usury Savings Clause. The provisions of this Note and of all agreements between Maker and Holder are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to Oregon and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder’s option, be paid over to Maker) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Maker in connection with this Note and all other agreements between Maker and Holder, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof.

18. Non-Recourse; Exceptions to Non-Recourse. The Loan will be non-recourse, except Maker (but not any of its constituent members, partners, shareholders, officers, directors, principals or employees) shall be liable for the amount of:

(a) any loss, damage or cost resulting from (i) fraud or intentional misrepresentation by Maker in connection with obtaining the Loan, (ii) insurance proceeds or condemnation awards attributable to the Property not applied in accordance with the provisions of the Deed of Trust, except to the extent that Maker did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments, (iii) the misappropriation or misapplication of rents, profits, issues, products and income of the Property received following any Event of Default under this Note or any other Loan Document (including any received or collected by or on behalf of Maker after an Event of Default, except to the extent that Maker did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct the disbursement of such sums), (iv) any act of intentional waste by Maker of the Property, (v) any breach by Maker of any covenant, agreement or representation and warranty relating to hazardous materials, (vi) failure to pay property or other taxes, assessments or charges (other than amounts paid to Holder for taxes, assessments or payment of the taxes, assessments or charges pursuant to Holder’s impound requirements and where Holder elects not to apply such impounds toward payment of the taxes, assessments or charges owed) when due to the extent that they create liens senior to the lien of the Deed of Trust on all or any portion of the Property, and (vii) any execution, amendment, modification or termination of any lease without the prior written consent of Holder to the extent Holder’s consent is required under the Loan Documents; provided, however, the provisions of this clause (vii) shall not be applicable or of any force or effect so long as KBS ADP Plaza, LLC is the borrower under the Loan.

(b) the Loan, in the event of (i) a breach of the due on sale or further encumbrance prohibition set forth in Sections 5.4, 5.5 and 5.7 of the Deed of Trust, (ii) a voluntary bankruptcy filing or other similar voluntary event by Maker or in the event of any involuntary bankruptcy filing or other similar involuntary event (other than one filed by Holder) against Maker or the Property which is not dismissed within ninety (90) days of filing, or (iii) any Event of Default resulting from Maker’s breach of Maker’s obligations to remit to Holder reserves for taxes, insurance premiums or any other amounts required to be reserved pursuant to the Deed of Trust or any other Loan Document.

19. Permitted REIT Distributions.

(a) Except as otherwise expressly provided in this Section 19 and notwithstanding anything stated to the contrary in this Note or in any of the other Loan Documents (but subject to this Section 19), Maker shall under all circumstances be entitled to receive income generated from the Property (including while an Event of Default may exist) to cover Permitted REIT Distributions (as such term is defined below), except that, while an Event of Default continues in existence, Maker’s right to receive such income to cover Permitted REIT Distributions shall be conditioned upon: (i) the payment of accrued and unpaid interest under the Loan, and (ii) if such Event of Default is the failure to pay principal on or after the Original Maturity Date (without any acceleration), the payment of such principal outstanding under the Loan.

(b) “Permitted REIT Distributions” shall mean, subject to the Distribution Conditions (defined below), distributions (directly or indirectly) by Maker to KBS Real Estate Investment Trust, Inc. (the “REIT”) (which indirectly owns 100% of Maker) to the extent that, if not distributed to the REIT:

(i) the REIT would, as the result of the failure of Maker to receive cash from the Property, be unable to distribute all REIT taxable income with respect to the Property, or

(ii) the REIT would, as a result of the failure of Maker to receive cash from the Property, fail to satisfy its obligations to pay REIT Operating Expenses (as such term is defined below).

(c) Maker’s right to receive income generated from the Property in an amount (the “Permitted REIT Distribution Cash Flow”) sufficient to enable Maker to make Permitted REIT Distributions shall be subject to the following terms and conditions (collectively, the “Distribution Conditions”):

(i) at least fourteen (14) days prior to the end of the then current Projection Period (as defined below), Maker shall deliver to Holder: (A) written notice setting forth an estimate of the REIT’s taxable income for the Property and the Permitted REIT Operating Expenses (the “REIT Distribution Notice”) for the immediate succeeding period of no less than one fiscal quarter and no more than one fiscal year (each, a “Projection Period”), which REIT Distribution Notice shall also set forth the amount of Permitted REIT Distribution Cash Flow needed to make Permitted REIT Distributions related to such Projection Period, and (B) written confirmation from Ernst & Young or another “Big 4” accounting firm that the estimate of the REIT’s taxable income generated by the Property for the applicable Projection Period, as reflected in the REIT Distribution Notice, is a reasonable estimate of the same, all in form and substance reasonably acceptable to Holder. Such estimate shall be based on (1) the REIT’s actual taxable income for the Property and the actual Permitted REIT Operating Expenses for the then current calendar year and (2) the REIT’s projected taxable income for the Property and the projected REIT Operating Expenses for the remainder of such calendar year.

(ii) Within thirty (30) days following the end of each fiscal quarter, Maker shall deliver to Holder a statement of the REIT’s best estimate of its taxable income for the Property (together with the REIT’s calculation thereof) and the actual REIT Operating Expenses for the immediately ended fiscal quarter, and within thirty (30) days following the date that the REIT’s tax returns are filed for any fiscal year, Maker shall deliver to Holder a statement of the REIT’s actual taxable income for the Property for such fiscal year together with evidence supporting such statement, and (A) if the Permitted REIT Distribution Cash Flow actually received by Maker for such fiscal quarter or fiscal year, as applicable, exceeded the actual cash needed to enable Maker to make its Permitted REIT Distributions for such fiscal quarter or fiscal year, as applicable, the estimate of the Permitted REIT Distribution Cash Flow for the immediately succeeding fiscal quarter shall be adjusted to reduce the estimated amount of the Permitted REIT Distribution Cash Flow by the amount of such excess, and (B) if the Permitted REIT Distribution Cash Flow actually received by Maker for such fiscal quarter or fiscal year, as applicable, was less than the actual cash needed to enable Maker to make its Permitted REIT Distributions during such fiscal quarter or fiscal year, as applicable, the estimate of the Permitted REIT Distribution Cash Flow for the immediately succeeding fiscal quarter shall be adjusted to increase the estimated amount of the Permitted REIT Distribution Cash Flow by the amount of such shortfall.

(iii) Notwithstanding anything stated to the contrary in this Note or in any of the other Loan Documents, Holder acknowledges and agrees that, at all times prior to the Original Maturity Date, the funding of all reserves and other amounts are expressly subject to the provisions permitting disbursement to Maker of Permitted REIT Distributions as provided herein.

(d) Notwithstanding anything to the contrary in this Note or elsewhere in the Loan Documents, Maker shall have no right to receive Permitted REIT Distribution Cash Flow prior to Holder’s receipt of debt service, principal and any and all other amounts due under the Loan from and after the occurrence of any assumption of the Loan pursuant to Section 5.4 of the Deed of Trust.

(e) As used in this Note:

(i) “REIT Operating Expenses” shall mean the Allocated Share (as defined below) of all actual costs, expenses and/or amounts incurred by, or payable or reimbursable by, the REIT or the REIT Operating Partnership (as such term is defined below) for any of the following: (A) charges and fees charged by banks, audit fees, tax preparation fees, legal fees, accounting consulting fees related to emerging technical pronouncements, tax consulting fees relating to REIT issues, due diligence costs and fees arising from state and local taxes, fees and expenses incurred in connection with annual corporate filings, and local, state and federal income taxes, and (B) professional fees related to corporate structuring and/or filings, consulting fees and filing fees arising from SEC reporting requirements including, without limitation, 10K filings, 10Q filings, and 8k filings, consulting fees and other fees and costs related to Sarbanes-Oxley 404 compliance requirements.

(ii) “Allocated Share” shall mean at any time, and from time to time, an amount expressed as a percentage that is calculated by dividing the cost basis of the Property by the cost basis of all real property owned directly or indirectly by the REIT or the REIT Operating Partnership.

(iii) “REIT Operating Partnership” shall mean KBS Limited Partnership, a Delaware limited partnership.

20. Intentionally Deleted.

21. Severability. If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

22. Transfer of Note. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Holder or participant.

23. Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of Oregon.

24. Time of Essence. Time is of the essence with respect to all of Maker’s obligations under this Note.

25. Remedies Cumulative. The remedies provided to Holder in this Note, the Deed of Trust and the other Loan Documents are cumulative and concurrent and may be exercised singly, successively or together against Maker, the Property, and other security, or any guarantor of this Note, at the sole and absolute discretion of the Holder.

26. No Waiver. Holder shall not by any act or omission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Holder hereunder in connection with a subsequent event.

27. Joint and Several Obligation. If Maker is more than one person or entity, then (a) all persons or entities comprising Maker are jointly and severally liable for all of the Maker’s obligations hereunder; (b) all representations, warranties, and covenants made by Maker shall be deemed representations, warranties, and covenants of each of the persons or entities comprising Maker; (c) any breach, Default or Event of Default by any of the persons or entities comprising Maker hereunder shall be deemed to be a breach, Default, or Event of Default of Maker; and (d) any reference herein contained to the knowledge or awareness of Maker shall mean the knowledge or awareness of any of the persons or entities comprising Maker. Holder acknowledges that, as of the date of this Note, Maker consists only of KBS ADP Plaza, LLC.

28. WAIVER OF JURY TRIAL. MAKER AND HOLDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE DEED OF TRUST, OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER AND HOLDER TO ENTER INTO THE LOAN.

29. WAIVER OF PREPAYMENT RIGHT WITHOUT PREMIUM. MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE UNDER APPLICABLE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PREPAYMENT PREMIUM, UPON ACCELERATION OF THE ORIGINAL MATURITY DATE OF THIS

NOTE, AND AGREES THAT, IF FOR ANY REASON A PREPAYMENT OF ALL OR ANY PART OF THIS NOTE IS MADE, WHETHER VOLUNTARILY OR FOLLOWING ANY ACCELERATION OF THE ORIGINAL MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, AS A RESULT OF ANY PROHIBITED OR RESTRICTED TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION OF THE PROPERTY OR ANY PART THEREOF SECURING THIS NOTE, THEN MAKER SHALL BE OBLIGATED TO PAY, CONCURRENTLY WITH SUCH PREPAYMENT, THE PREPAYMENT PREMIUM PROVIDED FOR IN THIS NOTE OR, IN THE EVENT OF PREPAYMENT FOLLOWING ACCELERATION OF THE ORIGINAL MATURITY DATE HEREOF WHEN THIS NOTE IS CLOSED TO PREPAYMENT, AS PROVIDED IN THE DEED OF TRUST. MAKER HEREBY DECLARES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.

30. Applicability of Certain Provisions After Loan Assumption. Notwithstanding anything to the contrary set forth in this Note:

(a) the provisions of Sections 2, 3, and 4 of this Note shall be inapplicable and of no force and effect with respect to the named Maker hereof, but shall become applicable and remain in full force and effect immediately upon and after any permitted assumption of the Loan made pursuant to Section 5.4 of the Deed of Trust; and

(b) the provisions of Section 19 of this Note shall apply only to the named Maker hereof and shall become inapplicable and of no further force and effect immediately upon and after any permitted assumption of the Loan made pursuant to Section 5.4 of the Deed of Trust.

31. Secondary Market Transactions. Holder shall have the right at any time: (a) to participate, syndicate or securitize all or any portion of its interest in the Loan, (b) to cause the Loan to be split into senior and one or more junior or mezzanine Loans in whatever proportion Holder deems appropriate (which Loans may be secured by mortgages, deeds of trust and/or a pledge of direct or indirect partnership or membership interests in Maker), and (c) to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) or multiple components of such note or notes, and thereafter to sell, assign, participate, syndicate or securitize all or any part of any variant of the Loan (any of the foregoing, a “Secondary Market Transaction”). Maker shall cooperate with Holder to facilitate any Secondary Market Transaction and the rating of the Loan (or any resulting variant thereof) and of each securitization in which one or more Loans are included; provided that Maker shall not be required to (i) incur any out-of-pocket expense in connection therewith unless Holder agrees to pay for such out-of-pocket expenses as they are incurred by Maker, (ii) agree to a modification of any Loan document, or (iii) take any actions that would impose a significant burden on Maker, including, without limitation, requesting executives of Maker or other executives of entities holding an interest (direct or indirect) in Maker to participate in any form of presentation regarding the Property or the Loans. Maker’s cooperation obligation shall continue until the Loan has been sold through a Secondary Market Transaction.

32. Limitation on Liability. Under no circumstances shall any of Maker’s constituent members or partners (or any of their respective constituent partners and/or members) have any personal liability for the payment or performance of any of Maker’s obligations under this Note, the Deed of Trust or any other Loan Document.

33. Bankruptcy. Maker hereby agrees that, notwithstanding ORS §§ 73.0602 and 73.0604, any payment under this Note which is avoided in a later bankruptcy proceeding or otherwise shall not be deemed a payment, and Maker’s obligations under this Note shall be reinstated and/or supplemented to the extent of any payment so avoided. In such event, Maker shall not be discharged even if this Note has been cancelled, renounced or surrendered.

34. Agreement in Writing. Under Oregon law, most agreements, promises and commitments made by Holder concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by Maker’s residence must be in writing, express consideration and be signed by Holder to be enforceable.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF and intending to be legally bound, Maker has duly executed this Note as of the date first above written.

MAKER:

KBS ADP PLAZA, LLC, a Delaware limited liability company

By:	KBS REIT Acquisition XXV, LLC, a Delaware limited liability company, its sole member

	By:	KBS REIT Properties, LLC, a Delaware limited liability company, its sole member

		By:	KBS Limited Partnership, a Delaware limited partnership, its sole member

			By:	KBS Real Estate Investment Trust, Inc., a Maryland corporation, general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer